UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 10, 2011
SOLAR POWER, INC.
(Exact name of registrant as specified in its charter)

California	000-50142	20- 4956638

(State or other jurisdiction of incorporation ororganization)	(Commission File Number)	(I.R.S. Employer Identification No.)
1115 Orlando Avenue
Roseville, California 95661-5247
(Address and telephone number of principal executive offices) (Zip Code)
(916) 746-0900
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03	Material Modification of Rights of Security Holders.
     The information provided in response to Item 5.03 of this report is incorporated by reference into this Item 3.03.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On January 10, 2011, the board of directors of Solar Power, Inc. (the “Company”) authorized to increase the number of its directors from five (5) to seven (7).
     On January 10, 2011, pursuant to the First Closing of the Stock Purchase Agreement (the “Purchase Agreement”) entered into by the Company and LDK Solar Co., Ltd. (the “Purchaser”), and as previously described in the Company’s Current Report on Form 8-K filed on January 6, 2011, the Company appointed Xiaofeng Peng as chairman of the board of directors of the Company and Jack Lai as director of the Company. Stephen C. Kircher, the Company’s current chief executive officer and former chairman of the board of directors, will continue as chief executive officer and director of the Company.
     Mr. Peng founded the Purchaser in July 2005 and is its chairman of the board and chief executive officer. Prior to founding the Purchaser, Mr. Peng founded Suzhou Liouxin in March 1997 and was its chief executive officer until February 2006. Suzhou Liouxin is a leading manufacturer of personal protective equipment in Asia. Mr. Peng graduated from Jiangxi Foreign Trade School in 1993 with a diploma in international business and from Beijing University Guanghua School of Management with an executive MBA degree in 2002.
     Mr. Lai is currently an executive vice president, chief financial officer and secretary of the Purchaser. He joined the Purchaser in August 2006. Mr. Lai has over 20 years of experience in finance, strategic planning and corporate management. Prior to joining the Purchaser, Mr. Lai served as the chief financial officer and vice president of Silicon Storage Technology, Inc. He was the vice president of finance and administration and the chief financial officer of Aplus Flash Technology, Inc. in San Jose, California from 2000 to 2003. He served as vice president of finance and administration, chief financial officer and general manager of Wirex Corporation, Inc. in Portland, Oregon, from 1998 to 2000. Mr. Lai graduated from Tamkang University with a bachelor’s degree in business administration in 1976, from Chinese Culture University with an MBA degree in 1978 and from San Jose State University with an MBA degree in 1982.
     Except for the transactions contemplated by the Purchase Agreement as previously disclosed on the Company’s Current Report on Form 8-K filed on January 6, 2011 and incorporated herein by reference, there have been no related party transactions between each of Mr. Peng and Mr. Lai and the Company.
     In addition to the above, at or prior to the Second Closing (as defined in the Purchase Agreement), Tim Nyman, Ron Cohan and Paul Regan shall resign as directors of the Company, and two directors will be appointed by the Company with consent of the Purchaser. Such directors will be appointed not earlier than ten days following the mailing of Schedule 14f-1 to the shareholders of the Company providing notice of the proposed change of a majority of the Company’s directors.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
     In connection with the First Closing of the Purchase Agreement, on January 10, 2011 the Company filed a Certificate of Determination of Rights, Preferences, Privileges and Restrictions of the Series A Preferred Stock of Solar Power (“Certificate of Determination”) with the Secretary of State of the State of California establishing the Series A Preferred Stock in connection with the issuance of Series A Preferred Stock under the Purchase Agreement. The Series A Preferred Stock accrues a dividend equal to $0.04 per annum and shall automatically be converted into approximately 4.45 shares of common stock (subject to adjustments) upon the Company amending its Articles of Incorporation to increase the authorized number of shares of common stock in an amount sufficient to effect the conversion of the Series A Preferred Stock. The foregoing description of the rights, preferences and privileges of the Series A Preferred Stock is a summary, does not purport to be complete and is qualified in its entirety by the full text of the Certificate of Determination, which is attached hereto as Exhibit 3.1 and incorporated by reference herein.

Item 8.01	Other Events.
     As previously disclosed, the Company entered into the Purchase Agreement in connection with the sale and issuance by the Company of Series A Preferred Stock and Common Stock along with the sale and transfer to Purchaser of certain manufacturing equipment of the Company (the “Equipment”) related to its facility in NanYue, Shenzhen, Peoples Republic of China. On January 10, 2011, the Company and the Purchaser consummated the transactions contemplated by the First Closing (as defined in the Purchase Agreement) whereby the Company issued to the Purchaser 42,835,947 shares of Common Stock for an aggregate purchase price equal to $10,708,987. Such shares represent approximately 44.9% of the Company’s outstanding Common Stock. In addition, the Company sold to the Purchaser the Equipment for $409,042.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit
No.	Description
3.1	Certificate of Determination of Rights, Preferences, Privileges and Restrictions of the Series A Preferred Stock of Solar Power

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAR POWER, INC. a California Corporation
Dated: January 12, 2011	/s/ Alan M. Lefko
Alan M. Lefko
Vice President of Finance and Secretary

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